Exhibit 99.1

Schnitzer Reports Third Quarter Fiscal 2022 Financial Results

Best Third Quarter Earnings in Company's History

Acquisition of Encore Recycling's Operating Assets Expands Company's Southeast Platform

PORTLAND, Ore.--(BUSINESS WIRE)--June 29, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its third quarter of fiscal 2022 ended May 31, 2022.

Third Quarter Fiscal 2022 Highlights

  Diluted earnings per share from continuing operations of $2.52 compared to $2.16 in the third quarter of fiscal 2021
  Adjusted diluted earnings per share from continuing operations of $2.59 compared to adjusted diluted earnings per share of $2.20 in the third quarter of fiscal 2021
  Net income of $76 million compared to $65 million in the third quarter of fiscal 2021
  Adjusted EBITDA of $119 million compared to $97 million in the third quarter of fiscal 2021

The Company’s third quarter performance benefited from strong global demand for recycled metals and robust West Coast market conditions for finished steel products which was reflected in higher average selling prices for ferrous, nonferrous and finished steel products. Average ferrous and nonferrous selling prices in the quarter were at or near multi-year highs, while average finished steel selling prices were the highest on record.

Tamara Lundgren, Chairman and Chief Executive Officer, stated, “Our record results this quarter reflected excellent operational performance during a quarter marked by strong movements in demand and prices, reflecting both short-term disruptions and underlying positive structural trends supporting increased use of recycled metals in manufacturing. At the end of April, we acquired the assets of Encore Recycling in Georgia, including our first metal shredding operation in the Southeast, which increases our Southeast regional footprint to 24 facilities across five states. We expect this region to see both a significant increase in steelmaking and in auto and industrial manufacturing in the coming years.”

Ms. Lundgren continued, “Low carbon technologies are widely acknowledged to be more metal intensive than the technologies that they are replacing. The use of recycled metals, which require less carbon to produce than mined metals, provides an important solution for companies, industries and governments that are focused on carbon reduction and are committed to reducing material directed to landfills. Our investments in advanced metal recovery technology systems and the expansion of our operating platform are providing us with recycled ferrous and nonferrous products that can serve this increasing demand.”

Summary Results
($ in millions, except per share amounts, and prices per ton/pound)
	Quarter			Nine Months Ended
	3Q22	2Q22	3Q21	2022	2021
Revenues	$1,010	$783	$821	$2,591	$1,913
Gross margin (total revenues less cost of goods sold)	$176	$113	$142	$403	$328
Selling, general and administrative expense	$78	$61	$62	$194	$166
Net income	$76	$38	$65	$161	$126
Net income per ferrous ton	$67	$36	$54	$48	$39
Diluted earnings per share from continuing operations attributable to SSI shareholders
Reported	$2.52	$1.27	$2.16	$5.33	$4.23
Adjusted(1)	$2.59	$1.38	$2.20	$5.54	$4.31
Adjusted EBITDA(1)	$119	$75	$97	$272	$209
Adjusted EBITDA per ferrous ton(1)	$105	$70	$80	$81	$64

Ferrous sales volumes (LT, in thousands)	1,129	1,071	1,215	3,349	3,245
Avg. net ferrous sales prices ($/LT)(2)	$541	$445	$400	$477	$354
Nonferrous sales volumes (pounds, in millions)(3)	201	147	156	502	430
Avg. nonferrous sales prices ($/pound)(2)(3)	$1.12	$1.10	$0.97	$1.10	$0.82
Finished steel average net sales price ($/ST)(2)	$1,129	$1,045	$802	$1,059	$709
Finished steel sales volumes (ST, in thousands)	135	106	153	340	423
Rolling mill utilization (%)	96%	86%	98%	87%	94%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (PGMs) in catalytic converters.

Third Quarter Fiscal 2022 Financial Review and Analysis

Net income of $76 million and adjusted EBITDA of $119 million in the third quarter of fiscal 2022 reflected significantly higher year-over-year average net selling prices for ferrous, nonferrous and finished steel products. Contributing to the strong performance during the quarter were higher year-over-year sales volumes for nonferrous metals and an expansion in metal spreads on certain ferrous sales contracted prior to the market price declines that occurred during the latter part of the quarter. In addition, contributions from recent acquisitions and productivity initiatives helped to partially offset inflationary pressure on operating costs. The benefit from average inventory accounting was approximately $4 per ferrous ton in the quarter compared to $7 per ferrous ton in the prior year quarter.

Ferrous sales volumes were up 5% sequentially, supported by contributions from acquisitions, but down 7% year-over-year due to the impact of market volatility on demand in the second half of the quarter, which delayed contracting and shipping bulk cargoes. Nonferrous sales volumes were up 29% year-over-year, benefiting from strong global demand and an easing of supply chain and logistics disruptions. Average ferrous and nonferrous net selling prices were up year-over-year by 35% and 15%, respectively, supported by strong global demand.

Finished steel sales volumes were down year-over-year 12%, reflecting ongoing logistics challenges, but up sequentially 27% as sales volumes benefited from an improvement in supply chain disruptions and the resolution in April of the Seattle, WA concrete industry drivers' strike. The mill achieved an average utilization of 96% in the quarter. Average net selling prices for finished steel products increased year-over-year by 41%, reaching all-time highs.

Operating cash flow in the quarter was $45 million, as cash flows associated with profitability more than offset the increase in working capital resulting primarily from the higher price environment and inventories. Capital expenditures were $29 million in the quarter, including investments in advanced metal recovery technologies, maintaining the business and environmental projects. Total debt at the end of the quarter was $322 million, and debt, net of cash, was $306 million. The increase in debt in fiscal 2022 was primarily driven by the acquisition of the assets of Columbus Recycling and Encore Recycling and higher working capital. The Company’s effective tax rate for the third quarter was an expense of 21%, and included benefits from certain discrete tax items during the quarter.

For a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial measures section.

During the third quarter, the Company returned capital to shareholders through its 113th consecutive quarterly dividend and the repurchase of 243,792 shares, or 0.9%, of its Class A common stock in open market transactions pursuant to its authorized share repurchase program.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable July 25, 2022 to shareholders of record on July 11, 2022. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: Third Quarter of Fiscal 2022

A conference call and slide presentation to discuss results will be held today, June 29, 2022, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Richard Peach, Executive Vice President, Chief Financial Officer and Chief Strategy Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/company/investors/event-calendar.

Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. operates at the intersection of metals recovery, reuse, recycling, and manufacturing. Schnitzer is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.3 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	May 31, 2022	February 28, 2022	May 31, 2021	May 31, 2022	May 31, 2021
Revenues	$1,010,087	$783,198	$820,718	$2,591,403	$1,912,936
Cost of goods sold	834,375	670,539	678,297	2,188,158	1,585,416
Selling, general and administrative expense	77,672	61,081	61,887	194,020	165,935
Income from joint ventures	(762)	(591)	(950)	(1,589)	(2,131)
Asset impairment charges	932	—	—	932	—
Restructuring charges and other exit-related activities	26	4	104	52	982
Operating income	97,844	52,165	81,380	209,830	162,734
Interest expense	(2,223)	(1,901)	(1,383)	(5,496)	(4,387)
Other loss, net	(34)	(55)	(114)	(136)	(521)
Income from continuing operations before income taxes	95,587	50,209	79,883	204,198	157,826
Income tax expense	(20,037)	(12,073)	(14,401)	(43,207)	(31,589)
Income from continuing operations	75,550	38,136	65,482	160,991	126,237
Gain (loss) from discontinued operations, net of tax	(46)	29	(46)	(46)	(58)
Net income	75,504	38,165	65,436	160,945	126,179
Net income attributable to noncontrolling interests	(870)	(550)	(1,801)	(2,497)	(3,852)
Net income attributable to SSI shareholders	$74,634	$37,615	$63,635	$158,448	$122,327

Net income per share attributable to SSI shareholders:
Basic:
Income per share from continuing operations	$2.65	$1.33	$2.27	$5.63	$4.38
Net income per share	$2.65	$1.33	$2.27	$5.63	$4.38
Diluted:
Income per share from continuing operations	$2.52	$1.27	$2.16	$5.33	$4.23
Net income per share	$2.52	$1.27	$2.15	$5.33	$4.22
Weighted average number of common shares:
Basic	28,143	28,231	28,047	28,161	27,948
Diluted	29,625	29,712	29,543	29,741	28,963
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.5625	$0.5625

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

				YTD
	1Q22	2Q22	3Q22	2022
Total ferrous volumes (LT, in thousands)(1)	1,148	1,071	1,129	3,349
Total nonferrous volumes (pounds, in thousands)(1)(2)	153,227	147,145	201,413	501,785
Ferrous selling prices ($/LT)(3)
Domestic	$431	418	$516	$458
Foreign	$450	455	$552	$484
Average	$446	445	$541	$477
Ferrous sales volume (LT, in thousands)
Domestic	430	408	490	1,329
Foreign	718	663	639	2,020
Total	1,148	1,071	1,129	3,349
Nonferrous average price ($/pound)(2)(3)	$1.05	$1.10	$1.12	$1.10
Cars purchased (in thousands)(4)	80	73	84	237
Auto stores at period end	50	50	50	50
Finished steel average sales price ($/ST)(3)	$979	$1,045	$1,129	$1,059
Sales volume (ST, in thousands)
Rebar	74	73	99	246
Coiled products	25	32	35	92
Merchant bar and other	—	1	1	2
Finished steel products sold	99	106	135	340
Rolling mill utilization(5)	78%	86%	96%	87%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)

Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products. (1Q22 impacted by mill shutdown beginning in May 2021 and subsequent ramp-up of operations.)

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					Fiscal Year
	1Q21	2Q21	3Q21	4Q21	2021
Total ferrous volumes (LT, in thousands)(1)	1,053	977	1,215	1,163	4,408
Total nonferrous volumes (pounds, in thousands)(1)(2)	138,236	135,899	155,657	163,586	593,378
Ferrous selling prices ($/LT)(3)
Domestic	$242	$349	$395	$453	$364
Foreign	$276	$399	$401	$446	$385
Average	$269	$387	$400	$449	$381
Ferrous sales volume (LT, in thousands)
Domestic	388	391	412	309	1,500
Foreign	665	586	803	854	2,908
Total	1,053	977	1,215	1,163	4,408
Nonferrous average price ($/pound)(2)(3)	$0.64	$0.83	$0.97	$1.01	$0.88
Cars purchased (in thousands)(4)	78	80	91	89	338
Auto stores at period end	50	50	50	50	50
Finished steel average sales price ($/ST)(3)	$621	$690	$802	$920	$737
Sales volume (ST, in thousands)
Rebar	94	103	106	50	353
Coiled products	39	32	47	14	132
Merchant bar and other	1	1	—	1	3
Finished steel products sold	134	136	153	65	488
Rolling mill utilization(5)	97%	88%	98%	28%	78%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)

Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products. (4Q21 impacted by mill shutdown beginning in May 2021 and subsequent ramp-up of operations.)

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)

	May 31, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$16,125	$27,818
Accounts receivable, net	283,819	214,098
Inventories	439,704	256,427
Other current assets	48,277	44,771
Total current assets	787,925	543,114
Property, plant and equipment, net	629,104	562,674
Operating lease right-of-use assets	127,311	131,221
Goodwill and other assets	368,101	257,354
Total assets	$1,912,441	$1,494,363

Liabilities and Equity
Current liabilities:
Short-term borrowings	$5,764	$3,654
Operating lease liabilities	21,964	21,417
Other current liabilities	353,135	327,779
Total current liabilities	380,863	352,850
Long-term debt, net of current maturities	316,108	71,299
Environmental liabilities, net of current portion	54,950	52,385
Operating lease liabilities, net of current maturities	106,745	113,165
Other long-term liabilities	85,905	64,885
Total liabilities	944,571	654,584

Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	963,688	835,764
Noncontrolling interests	4,182	4,015
Total equity	967,870	839,779
Total liabilities and equity	$1,912,441	$1,494,363

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to SSI shareholders, adjusted EBITDA and adjusted EBITDA per ferrous ton which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations including pre-acquisition expenses, charges related to non-ordinary course legal settlements, restructuring charges and other exit-related activities, asset impairment charges, and the income tax (benefit) expense allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings per share from continuing operations attributable to SSI shareholders
($ per share)	Three Months Ended			Nine Months Ended
	3Q22	2Q22	3Q21	2022	2021
As reported	$2.52	$1.27	$2.16	$5.33	$4.23
Charges (recoveries) for legacy environmental matters, net, per share(1)	—	0.13	0.01	0.15	0.03
Business development costs, per share	0.03	0.02	0.03	0.07	0.03
Charges related to legal settlements, per share(4)	0.02	—	0.01	0.02	0.01
Restructuring charges and other exit-related activities, per share	—	—	—	—	0.03
Asset impairment charges, per share	0.03	—	—	0.03	—
Income tax benefit allocated to adjustments, per share(2)	(0.02)	(0.04)	(0.01)	(0.06)	(0.02)
Adjusted(3)	$2.59	$1.38	$2.20	$5.54	$4.31
Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended			Nine Months Ended
	3Q22	2Q22	3Q21	2022	2021
Net income	$76	$38	$65	$161	$126
Plus interest expense	2	2	1	5	4
Plus tax expense	20	12	14	43	32
Plus depreciation and amortization	19	19	14	55	44
Plus charges (recoveries) for legacy environmental matters, net(1)	—	4	—	5	1
Plus business development costs	1	1	1	2	1
Plus restructuring charges and other exit-related activities	—	—	—	—	1
Plus charges related to legal settlements(4)	1	—	—	1	—
Plus asset impairment charges	1	—	—	1	—
Adjusted EBITDA(3)	$119	$75	$97	$272	$209

Ferrous sales volume (LT, in thousands)	1,129	1,071	1,215	3,349	3,245
Adjusted EBITDA per ferrous ton sold ($/LT)	$105	$70	$80	$81	$64
LT = Long Ton, which is equivalent to 2,240 pounds

(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(3)	May not foot due to rounding.
(4)	Charges related to legal settlements in the three and nine months ended May 31, 2022 and 2021 related to a claim with a utility provider for past charges.

Reconciliation of debt, net of cash
($ in thousands)
	May 31, 2022	February 28, 2022	August 31, 2021
Short-term borrowings	$5,764	$7,451	$3,654
Long-term debt, net of current maturities	316,108	254,126	71,299
Total debt	321,872	261,577	74,953
Less: cash and cash equivalents	16,125	17,823	27,818
Total debt, net of cash	$305,747	$243,754	$47,135

Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, sales volumes, and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions and inflation; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the potential impact of adopting new accounting pronouncements; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; the impact of equipment upgrades, equipment failures, and facility damage on production; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; inability to obtain or renew business licenses and permits; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; failure to realize or delays in realizing expected benefits from investments in processing and manufacturing technology improvements; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of inflation and foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com